Exhibit 19

Rocky Brands, Inc.

SECURITIES LAW COMPLIANCE PROGRAM

Rocky Brands, Inc. (together with its subsidiaries, the “Company”) is committed to promoting honest and ethical business conduct and compliance with laws, rules and regulations. As part of this commitment, our Board of Directors has adopted this Securities Law Compliance Program. The Board of Directors believes that a strong compliance program is an important aspect of responsible corporate management, as even inadvertent violations of federal securities laws by a corporation or its employees can result in civil or criminal penalties, fines, and adverse publicity and can require substantial commitments of time and resources to address or rectify.

One purpose of this Securities Law Compliance Program is to educate and inform all employees of their obligations under the securities laws as employees of a public company. It is designed to educate employees to recognize and understand the ethical, business, and legal reasons for not engaging in insider trading. It also explicitly prohibits employees from divulging confidential or non‑public information about our Company or any company with which it does business and from trading in our common stock or the securities of any such company while the employee is in possession of material, non‑public information.

I.	Scope of Policy - Limitations Applicable to All Directors, Officers, Employees and Immediate Family Members.

A.	Rule Against Trading on Inside Information.

●	It is a violation of federal securities laws for any Covered Person to buy or sell our securities if such Covered Person is in possession of material non-public information.

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It is also illegal for any Covered Person in possession of material non-public information about our Company to provide other people with such information for their use or to recommend that they buy or sell our securities.

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It is also illegal for any Covered Person to buy or sell, or to recommend that another person buy or sell, the securities of another company, if such Covered Person learns in the course of his or her employment material non-public information about that company.

Federal securities laws regulate the sale and purchase of securities in the interest of protecting the investing public, and place the responsibility on the Company and Covered Persons to ensure that information about our Company is not used unlawfully in the purchase and sale of securities.

Covered Persons. This policy covers all employees, officers and members of the Board of Directors of the Company, as well as the immediate family members residing with such persons or any other person in such person’s household, or any other family members whose transactions in the Company’s securities are directed by or subject to the influence or control of such employee, officer or member of the Board of Directors of the Company (each, a “Covered Person”). Covered Persons are responsible for ensuring compliance with this policy by members of their immediate family members and other persons sharing their households, and by entities with which they are affiliated or associated.

The Purpose of the Policy Against Trading While in Possession of Material Non-Public Information. A Covered Person should pay particularly close attention to the laws against trading on material non-public or “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a Covered Person knows material non-public financial information, that Covered Person is prohibited from buying or selling securities in the company until the information has been disclosed to the public. This is because the Covered Person knows confidential or private information that will probably cause the securities price to change once such information is made public, and it would be unfair for the Covered Person to have an advantage (knowledge that the securities price will change) that the rest of the investing public does not have.

Inside information does not belong to the Covered Person who may handle such information or otherwise become knowledgeable about it. For any such person to use such information for personal benefit or to disclose it to others outside our Company violates our interests and, in connection with trading in our securities, is viewed as a fraud against the investing public. Severe penalties may be imposed for violations of the insider trading laws.

What Information is Material Non-Public Information? Information about securities is “material” if it could affect a person’s decision whether to buy, sell, or hold the securities. For example, it would be material for a person to know what a company’s sales or financial results are before they have been released, that an important acquisition or sale is about to occur, or that the company is about to introduce a major new business initiative. Such information is “non-public” information if it has not been broadly disseminated to the market at large. “Non-public” information may also include undisclosed information that is the subject of rumors, even if the rumors are widely circulated. Generally, information is broadly disseminated when a company discloses it to the market through the media of widest relevant circulation, e.g., press releases and SEC filings, and the public has had reasonable opportunity to evaluate the impact of the information on the stock of the company. If you are unsure whether information is material non-public information, you should assume that information is material non-public information or consult the Compliance Officers before making any decision to disclose such information or trade in securities to which that information relates.

Trading on Material Non-Public Information Concerning Our Company. The prohibition against trading on inside information applies to our directors, officers and all other employees, and to all other people who gain access to that information. You could be held liable even if you did not profit in any way from the disclosure of such information to another person. For example, if you disclose material non-public information about our Company to a family member or a friend who uses the information to sell or purchase our Company’s stock and thereby profits from the “tipped” information, you and the recipient of the information could both be held liable for civil penalties and could be subjected to severe criminal penalties.

Material Non-Public Information Concerning Other Companies. The same rules apply to the securities of other companies. For example, it would be a violation of the securities laws if a Covered Person learned through our Company’s sources that we intended to purchase assets from a company, and then bought or sold stock in such company because of the likely increase or decrease in the value of its securities. A Covered Person who learns material inside information about suppliers, customers, or competitors through their work at our Company should keep it confidential and not buy or sell stock in such companies until the information becomes public.

Additional Trading Restrictions Applicable to Directors, Officers and Access Group Employees. Because of their access to confidential information on a regular basis, our policy subjects members of our Board of Directors, our officers and certain other employees (the “Access Group Employees” as described in Schedule 1 to this Program) to additional restrictions on trading in our securities. These restrictions are generally discussed in Section II below.

SEC Enforcement and Penalties. The Securities and Exchange Commission (the “SEC”) is responsible for monitoring insider trading and enforcing the laws against such trading. Civil and criminal penalties for this kind of activity are severe. A breach of the insider trading laws could expose a person to criminal fines up to Five Million Dollars ($5,000,000) and imprisonment up to twenty years, in addition to civil penalties up to three times the profits earned or losses avoided. In addition, punitive damages may be imposed under applicable state laws. Securities laws may also subject “controlling persons” to civil penalties for illegal insider trading by employees. Controlling persons may include directors, officers, other employees and the Company itself. The Company may also impose penalties and subject violators of this policy to disciplinary action, including dismissal for cause.

B.	Rule Against Short Sales and Trading in Put and Call Options.

●	A Covered Person may not engage in short sales or trade in options in our securities.

Our Company also prohibits a Covered Person from engaging in short sales and trading in options, such as tradable put and call options, in our securities.

Short sales and options trading may be viewed as highly speculative, and people who engage in short sales and buy options are usually betting that the securities’ price will move rapidly. For that reason, when a person engages in short sales or trades in options in his or her employer’s securities, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information. If the SEC or the stock exchanges were to notice active short sales or options trading by a Covered Person prior to an announcement, they would likely investigate. Such an investigation could be damage our brands and reputation, and could result in severe penalties and significant expenses for the persons involved.

This policy does not pertain to employee stock options granted by us. Employee stock options are personal to the employee and cannot be traded.

C.	Rule Against Margin Accounts.

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Directors, executive officers, Access Group Employees and their respective family members are not permitted to purchase our securities on margin or hold our securities in a margin account without the prior consent of our designated Compliance Officers. All other employees are advised to exercise caution when maintaining margin accounts with our Company’s securities.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Such a sale could occur at a time when a director, executive officer or Access Group Employee has material inside information or is otherwise not permitted to trade in our securities. Therefore, a Compliance Officer must give prior consent to the establishment of a margin account in which a director, executive officer or Access Group Employee holds securities in our Company. For the same reasons, all other employees are advised to exercise caution with respect to any margin account they maintain with securities of our Company.

D.	Rule Against Hedging.

●	A Covered Person may not enter into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.

E.	Trading Windows and General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable anti-fraud laws and with our policies:

1.         Do Not Disclose Material Non-Public Information. Material non-public information must not be disclosed to anyone, except to persons within our Company whose positions require them to know it. A Covered Person whose job causes them to possess material inside information should treat it carefully to avoid even inadvertent disclosure.

2.         Trade in our Company’s Stock Only During “Window” Periods. We strongly advise that all employees limit trading in our securities to the trading windows established by the designated Compliance Officers. Our Company’s Compliance Officers will determine and communicate when the directors, officers and Access Group Employees may buy or sell Company securities. These periods will generally begin two days after the Company has publicly announced its quarterly earnings or annual earnings and end as of the beginning of the last month of each fiscal quarter. All employees are advised to limit trading in our securities to these trading window periods. From time to time, other types of material non-public information regarding the Company may be pending and may not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which directors, officers and Access Group Employees are prohibited from trading in the Company’s securities. If such a special blackout period is imposed, the Company will notify the affected individuals.

These window periods do not excuse all trades, but merely define the time periods during which the market is likely to be current on all material developments affecting the Company. You should not trade when in the possession of material non-public information even if the trading window is otherwise “open.”

The exercise of employee stock options is not subject to this guideline. Our Company’s stock that was acquired upon exercise of a stock option, however, will be treated like any other shares of our stock. Directors, executive officers and Access Group Employees are limited to trading only during the window periods and are subject to additional restrictions on trading that are set forth in Section II below.

The trading window restrictions do not apply to transactions under a pre-existing written, plan, contract, instruction or arrangement under Rule 10b-5 of the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”), provided that the following requirements are met:

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such plan has been reviewed and approved by the Compliance Officers at least three (3) days in advance of being entered into (or, if revised and amended, such proposed revisions or amendments have bene reviewed by the Compliance Officers at least three (3) days in advance of being entered into);

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such plan provides that no trades may occur until the applicable cooling-off period has expired, and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Approved 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Approved 10b5-1 Plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the Approved 10b5-1 Plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of an Approved 10b5-1 Plan;

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such plan is entered into in good faith by the Covered Person, and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person in not in possession of material non-public information about the Company. If the Covered Person is a director or officer, the 10b-1 plan must include representations by the Covered Person certifying to that effect;

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it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company, or explicitly specifies the securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formulas for describing such transactions; and

●	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set forth in Rule 10b5-1(c)(ii)(D)).

Please contact the Compliance Officers if you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or if you have any questions regarding such plans.

3.         Avoid Speculation. We strongly encourage directors, officers and employees to avoid frequent (speculative) trading in our securities. Investing in our common stock provides an opportunity to share in our future growth. But investment in our Company and sharing in our growth does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Covered Person in conflict with the best interests of our Company and our shareholders.

4.         Ask Questions; Seek Counsel. This Program only briefly summarizes the key provisions of some of the federal securities laws affecting you and does not purport to be a complete summary of all laws relating to the misuse of material non-public information or other securities laws which may be applicable to you. The federal securities laws are complex, and their application depends in large part on particular facts. You should not rely on casual advice. If you have any questions about how these rules and laws apply to you, please contact the Compliance Officers of our Company or your own legal counsel.

II.	Special Limitations on Securities Transactions for Directors, Executive Officers and Access Group Employees.

Members of our Board of Directors, executive officers and Access Group Employees are subject to the following restrictions on trading in our Company’s Securities.

A.	Pre-Clearance of Securities Transactions.

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All transactions in our stock, such as sales, purchases, gifts, and other transactions, by directors, executive officers, and Access Group Employees must be pre-cleared by the Compliance Officers and must be completed only within periods of permitted securities trading, which trading windows will be established and communicated from time to time by the Compliance Officers.

Directors, executive officers, and Access Group Employees can reasonably be anticipated to have access from time to time to material non-public information. In order to avoid unintentional violations of the federal securities laws, these persons will be required to clear any transaction (i.e., sales, purchases, or gifts) in our stock with a Compliance Officer before engaging in the transaction. Pre-clearance is required so that the Compliance Officers will be in a position to aid the individual in determining whether material non-public information exists, avoiding any short-swing profit recovery and assuring that appropriate Form 4, Form 5 and Form 144 filings are timely made with the SEC, if required. The Compliance Officers will also have the opportunity to explain our policies to the individual and answer any questions.

When a Compliance Officer knows of a material non-public event involving our Company but the individual desiring to trade does not know of the event, the Compliance Officer will provide the individual with substantially the following explanation: “Our Company is in a quiet period right now and you cannot buy or sell our stock. You will be notified as soon as we are no longer in the quiet period and you will be able to trade at that time.”

Pre-clearance is not required for transactions under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. The third party effecting the transaction under the Approved 10b5-1 Plan on behalf of the Covered Person should be instructed to send confirmations of all such transactions to the Compliance Officers.

B.	Section 16 Compliance.

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Directors and officers designated by our Board of Directors as executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, are “SEC Reporting Persons” and are required to report all transactions in our securities to the SEC.

A power of attorney will be obtained from each SEC Reporting Person granting the Compliance Officers and our counsel the power to sign the necessary forms and submit the forms to the SEC in the event the SEC Reporting Person is unable to do so.

Although it is the SEC Reporting Person’s obligation to file the required Section 16(a) reports with the SEC, a Compliance Officer or our counsel will assist the executive officer in complying with this obligation by preparing the required Forms 3, 4 and 5 based on information that is provided by the SEC Reporting Person. A Compliance Officer or our counsel will send the report to the SEC Reporting Person to verify the information and execute the form. The Compliance Officer or our counsel will file the report with the SEC upon receipt.

C.	Short-swing Profits.

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Directors and officers designated as SEC Reporting Persons may not engage in a purchase or sale transaction within six months of a previous “matchable” sale or purchase transaction in our Company’s securities, respectively, if such transaction is not an exempt transaction under Section 16 of the Securities Exchange Act of 1934, as amended.

As an SEC Reporting Person, profits on any “matchable” transactions in our Company’s securities within a six month period must be forfeited to our Company. Such transactions are subject to the rule whether or not the director or officer was aware of any material nonpublic information at any time during the six month period. Many important transactions are exempt from this rule, such as the exercise of a stock option granted by our Company, which exercise is not deemed a purchase. However, the subsequent sale of the shares issued upon exercise of the option is subject to the rule. Before you make any transaction in our Company’s securities, determine whether you have made another transaction that could be matched within six months and consult with the Compliance Officers or legal counsel to ascertain whether a proposed transaction could violate the short-swing profits rules.

D.	Short Sale Prohibition.

●	It is unlawful for an SEC Reporting Person to engage in a short sale of our Company’s securities.

The securities laws make it unlawful for our directors and executive officers to make short sales of our securities.

III.	Centralized Control of Information Released to the Public through Communications Officers.

Our policy is to release information in a manner to assure its accuracy and broadest possible dissemination consistent with the type and relative importance of the information and to avoid selective disclosure of information. To implement this policy, the responsibility for contacts with the press, communication with analysts and the financial community and release of Company information will be centralized in a small number of designated senior officers who will be appointed by our Board of Directors. It will be the responsibility of these Communications Officers (as set forth in Schedule 2) to keep fully informed of all material developments regarding our Company and to communicate and coordinate with each other regarding the nature and timing of disclosures. All press releases or public statements by our Company will be reviewed with and approved by the Communications Officers prior to dissemination. Employees should refer all requests for information about the Company from the press, analysts, brokers, shareholders or the financial community generally to the Communications Officers.

IV.	Appointment of Compliance Officers.

Our Board of Directors shall appoint one or more Compliance Officers to implement and oversee this Securities Law Compliance Program. The Compliance Officers (as set forth in Schedule 3) will be the primary contact for educating and answering questions of employees relating to securities law compliance. These officers are required to obtain a basic understanding of the securities laws, through a careful review of the Federal Securities Law Compliance Memorandum prepared for our officers and directors by our corporate counsel. The Compliance Officers will provide reminders to, and otherwise assist, a Covered Person to ensure that they meet all applicable securities laws obligations. The Compliance Officers will keep current on changes in the securities laws and assist counsel in preparing, reviewing, and reconciling necessary reports of transactions to the SEC. The Compliance Officers will also be responsible for reviewing and approving Rule 10b5-1 plans and generally implementing the securities trading procedures described in this Program.

V.	Dissemination of Securities Law Policy Statements.

A.	Directors, Executive Officers, and Access Group Employees.

Each of our directors, executive officers and Access Group Employees will be required to read and sign a Securities Law Policy Statement substantially in the form attached as Exhibit A.

In addition, each director and executive officer will be furnished and will be required to read a Securities Law Compliance Manual prepared by our corporate counsel and outlining the securities laws requirements applicable to them.

B.	All Other Employees.

A Policy Statement substantially in the form attached as Exhibit B will be added to our Employee Handbook to inform all other employees of their responsibilities under the securities laws and our compliance policy.

SCHEDULE 1

Access Group Employees

Rocky Brands, Inc. “Access Group Employees” include:

1. All non-executive officers of our Company.

2. Certain first reports and administrative assistants to all officers of our Company.

3. All employees responsible for preparing or having access to financial reports and projections of our Company.

4. Such other persons as may be determined from time to time by our Board of Directors or our Compliance Officers

The Compliance Officers will maintain a current list of Access Group Employees and notify employees who are included on the list.

SCHEDULE 2

Communications Officers

Jason Brooks – Chairman, President and Chief Executive Officer

Tom Robertson – Chief Operating Officer, Chief Financial Officer and Treasurer

SCHEDULE 3

Compliance Officers

Tom Robertson – Chief Operating Officer, Chief Financial Officer and Treasurer

Jeremy D. Siegfried – Secretary

EXHIBIT A

ROCKY BRANDS, INC.

Securities Law Policy Statement

(To be signed by Directors, Executive Officers and Access Group Employees)

By signing below, I acknowledge the following rules as forming the basic policy of Rocky Brands, Inc. (the “Company”) for employees regarding compliance with the securities laws. I understand that the securities laws impose civil and criminal penalties on employees of public companies and others for violating insider trading and other provisions. I understand that I can be liable for civil and criminal penalties for merely passing along information, even if I do not personally trade or profit.

1.          I will not disclose material non-public information about the Company to any person, except on a need-to-know basis as a part of my job. I understand that material non-public information includes any information that, if it were made public, would be important to a reasonable investor in the decision to buy, hold or sell our Company’s stock. Both positive and negative information can be material. Examples of information that may be regarded as material include: projections of future earnings or losses; unpublished sales and earnings numbers; an undisclosed but declared stock dividend or a stock split; the undisclosed plan of a sale by our Company of additional stock; unannounced changes in senior management; and an undisclosed plan for a significant acquisition or divestiture of assets or a merger.

2.          I will not answer questions from any person regarding material non-public information regarding our Company, including results of operations. All questions from the press, analysts, brokers, shareholders or the financial community generally shall be referred to one of our Company’s Communications Officers designated from time to time by the Board of Directors.

3.          I will not buy or sell our Company’s securities without first receiving pre-clearance from a Compliance Officer prior to placing my order. I understand that this applies to any account in which I or my spouse or any member of my household has a direct or indirect interest, including trusts and retirement accounts, etc. Pre-clearance approval may be obtained from one of our Company’s Compliance Officers as designated from time to time by the Board of Directors. Following the approval, I will also report the details of each trade, including the name of my broker, the type of transaction (e.g., purchase or sale), and the date and price of the transaction to one of the Compliance Officers as soon as possible. If I am a member of the Board of Directors or an executive officer designated as an SEC Reporting Person, I understand that I am also responsible for compliance with the requirements of SEC Rule 144. I will provide written notice to each broker where I or one of my household members maintains a securities account (and will furnish a copy of that notice to one of the Compliance Officers), that I am, as the case may be, a member of the Board of Directors, an executive officer designated as an SEC Reporting Person, or a member of the Access Group as designated by the Board of Directors or the Compliance Officer.

4.         I will not engage in short sales or options trading in our Company’s securities.

5.         I will not purchase or hold our Company’s securities on margin without first receiving clearance from the Company’s Compliance Officers.

6.          I will report any violation or suspected violation of these rules by myself or any other person as soon as possible to either a Compliance Officer or our Company’s counsel.

I have read and understand the foregoing policy statement, have been given a copy to retain for my reference, and agree to be bound by its terms, and I understand that I can be subject to discipline up to and including termination from employment for violating any of the above rules.

Date:_____________________	_______________________________________
Signature
Printed Name: ____________________________

EXHIBIT B

ROCKY BRANDS, INC.

[Insert for Employee Handbook]

Securities Law Compliance Policy

This Policy Statement is a part of our Company’s Securities Law Compliance Program, which is designed to inform all employees of their obligations under the securities laws as employees of a public company. The securities laws impose civil and criminal penalties on employees of public companies and others for violating insider trading and other provisions. This policy statement is intended to give employees the basic rules. You should contact your immediate supervisor if you have questions or need additional information.

Material non-public information must not be disclosed to anyone, except to persons within our Company whose positions require them to know it. Employees whose jobs cause them to possess material inside information should treat it carefully to avoid even inadvertent disclosure. Employees are not permitted to answer questions from any person regarding non-public information regarding Rocky Brands, Inc. (our Company), including results of operations. All questions from the press, securities analysts, brokers, or others shall be referred to your immediate supervisor.

What is material inside information? Any non-public information that, if it were made public, would be important to a reasonable investor in the decision to buy, hold or sell our Company’s securities is material. Both positive and negative information about our Company can be material. As a practical matter, employees should ask themselves: “Would this non-public information be likely to result in an increase or decrease in the price of our Company’s stock?” Examples of information that is often regarded as material include: projections of future earnings or losses; unpublished sales and earnings numbers; an undisclosed but declared stock dividend or stock split; the undisclosed sale by our Company of additional stock; changes in our senior management; and an undisclosed plan for a significant acquisition or divestiture of assets or a merger.

No employee may place a purchase or sale order, or recommend that another person place a purchase or sale order, in our Company’s securities when he or she has knowledge of material information concerning our Company that has not been disclosed to the public. If an employee is in possession of material non-public information about our Company, they must refrain from trading in our Company’s stock or recommending that others do so. The exercise of employee stock options is not subject to this Policy. However, Company stock that was acquired upon exercise of a stock option will be treated like any other of the Company’s securities, and may not be sold by an employee who is in possession of material non-public information. Any employee who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading. The restrictions applicable to our employees apply equally to family members (and others) who share a household with such employees.

Although our Company encourages employees to own our common stock, employees should avoid frequent (speculative) trading in our Company’s common stock. Investing in our Company’s common stock provides an opportunity to share in the future growth of the Company. However, investment in our Company and sharing in our growth does not mean short-range speculation based on fluctuations in the market. Such activities put the personal gain of the employee in conflict with the best interest of our Company and shareholders.

Employees are required to report any violation or suspected violation of this Policy statement soon as possible to Human Resources. Employees can be subject to disciplinary action up to and including termination of employment for violating this Policy statement.